Exhibit (l)

SUBSCRIPTION AGREEMENT

This Subscription Agreement is hereby made as of the 15th day of October, 2014 between POWERSHARES ACTIVELY MANAGED EXCHANGE-TRADED COMMODITY FUND TRUST, a Delaware statutory trust (“Trust”), and INVESCO POWERSHARES CAPITAL MANAGEMENT LLC (the “Purchaser”), a Delaware limited liability company.

WHEREAS, the Trust has been formed for the purpose of conducting, operating and carrying on the business of an open-end management investment company registered under the Investment Company Act of 1940 Act, as amended (“1940 Act”); and

WHEREAS, the Trust proposes to issue and sell to the public shares of beneficial interest (the “Shares”) of the following initial series of the Trust (each, a “Fund” and collectively, the “Funds”): PowerShares DB Optimum Yield Diversified Commodity Strategy Portfolio and PowerShares Bloomberg Commodity Strategy Portfolio; and

WHEREAS, the Shares of each Fund will be sold only pursuant to a registration statement on Form N-1A (the “Registration Statement”) filed with the Securities and Exchange Commission; and

WHEREAS, Section 14(a) of the 1940 Act requires a registered investment company to have a net worth of at least $100,000 before making a public offering of its securities; and

WHEREAS, the Trust wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Trust, 4,000 Shares of PowerShares DB Optimum Yield Diversified Commodity Strategy Portfolio for $25.00 per Share, for an aggregate purchase price of $100,000.

NOW, THEREFORE, the parties hereto agree as follows:

1.	The Trust offers to sell to the Purchaser, and the Purchaser agrees to purchase from the Trust, the number of Shares of each Fund, and for the amount per share, as set forth above, on a date to be specified by the Trust, such date being prior to the effective date of the Registration Statement.

2.	At such time that the Purchaser provides payment for such Shares totaling the aggregate purchase price set forth above, and the Trust receives said payment, the Trust shall transfer to Purchaser all such Shares, which shall be validly issued, fully paid and non-assessable.

3.	The Purchaser represents and warrants to the Trust that: (i) it is acquiring the Shares of the Funds for investment purposes only; (ii) the Shares of the Funds will be sold only pursuant to the Registration Statement under the Securities Act of 1933, as amended (or an applicable exemption from the registration requirements contained therein); and (iii) the Purchaser has no present intention of redeeming or reselling the Shares of either Fund.

4.	The Purchaser’s right under this Subscription Agreement to purchase the Shares of each Fund is not assignable.

IN WITNESS WHEREOF, the Fund and the Purchaser have caused their duly authorized officers to execute this Subscription Agreement as of the date first above written.

POWERSHARES ACTIVELY MANAGED EXCHANGE-TRADED COMMODITY FUND TRUST, on behalf of the Trustees of the Trust, and not individually

By:	/s/ Andrew Schlossberg
Name: Andrew Schlossberg
Title: President

INVESCO POWERSHARES CAPITAL MANAGEMENT LLC

By:	/s/ Andrew Schlossberg
Name: Andrew Schlossberg
Title: Managing Director